As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 333-31762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Merck Sharp & Dohme Corp.

(Exact name of registrant as specified in its charter)

New Jersey	22-1109110
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

(Address of principal executive offices, including zip code)

MERIAL 401(k) SAVINGS PLAN

Celia A. Colbert

Secretary

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(Name, address, including zip code, of agent for service)

(908) 423-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-31762) of Merck Sharp & Dohme Corp. (formerly Merck & Co., Inc.) (“Merck”) pertaining to 200,000 shares of common stock of Merck, par value $0.01 per share (the “Merck Common Stock”), under the Merial 401(k) Savings Plan was filed with the Securities and Exchange Commission on March 3, 2000 (the “Registration Statement”).

On September 18, 2009, Sanofi-aventis (“Sanofi”) acquired Merck’s 50% interest in Merial Limited (“Merial”) pursuant to the Share Purchase Agreement dated as of July 29, 2009 by and among Sanofi, Merck, Merck SH Inc. and Merck Sharp & Dohma (Holdings) Limited (the “Transaction”). In the Transaction, Merck sold its full equity interest in Merial. Immediately following the Transaction, Sanofi indirectly owned 100% of the outstanding equity in Merial. Accordingly, Merck is no longer a sponsoring employer of the Merial 401(K) Savings Plan and Merck has terminated all offerings of Merck Common Stock under the Registration Statement. In accordance with an undertaking made by Merck in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Merck Common Stock which remain unsold at the termination of the offering, Merck hereby removes from registration all authorized shares of Merck Common Stock reserved for issuance under the Registration Statement that remain unsold and unissued as of the effective date of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitehouse Station, State of New Jersey, on the 3rd day of November, 2009.

MERCK SHARP & DOHME CORP.

By:	/S/ CELIA A. COLBERT
Celia A. Colbert
Secretary

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.